Exhibit (11)(a)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amending No. 67 to Registration Statement (No. 2-67052) of Forum Funds on behalf of Investors Equity Fund, Equity Index Fund, Small Company Opportunities Fund, International Equity Fund, and Emerging Markets Fund of our report dated July 21, 1998 in the Statement of Additional Information, which is a part of such Registration
Statement and to reference to us under the heading "Financial Highlights" appearing in the prospectus, which is also a part of such Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 30, 1998